Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

March 7, 2013

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 7, 2013 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,426,428 shares of your Common Stock reserved for issuance under the 2010 Equity Incentive Plan and 1,000,000 shares of your Common Stock reserved for issuance under the 2010 Employee Stock Purchase Plan (collectively, the “Stock Plans”). The aggregate of 4,426,428 shares of Common Stock reserved under the Stock Plans are referred to hereinafter as the “Shares.”

As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Stock Plans.

It is our opinion that, when issued and sold in the manner referred to in the Stock Plans and pursuant to the agreements which accompany the Stock Plans, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

      Professional Corporation